Exhibit 99.1

ARCA BIOPHARMA ANNOUNCES ACTIVATION OF FIRST CANADIAN

GENETIC-AF CLINICAL TRIAL SITE

Clinical Trial is Evaluating Gencaro as a Potential Treatment for Atrial Fibrillation

Approximately 60 Trial Sites Planned in the United States and Canada

Westminster, CO, December 11, 2014 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced the activation of the first GENETIC-AF clinical trial site in Canada. The site activation follows on the August 2014 acceptance by Health Canada of the Company’s Clinical Trial Application (CTA) for the GENETIC-AF clinical trial evaluating GencaroTM as a potential treatment for atrial fibrillation (AF). This site brings the total current number of active trial sites to thirty-three. ARCA plans to activate a total of approximately 60 clinical trial sites in the United States and Canada for the Phase 2B portion of the trial.

ARCA is evaluating Gencaro, a pharmacologically unique beta-blocker and mild vasodilator, as a potential treatment for AF in the Phase 2B/3 GENETIC-AF clinical trial, which is now enrolling patients in the United States and Canada. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it potential to be the first genetically-targeted therapy for the prevention of atrial fibrillation.

Stuart Connolly, MD, Director of the Division of Cardiology at McMaster University in Hamilton, Ontario, Canada, and Co-Chairman of the GENETIC-AF Steering Committee, commented, “This trial is an innovative pharmacogenetic approach to evaluating the potential efficacy of bucindolol as a treatment for atrial fibrillation. Atrial fibrillation is a growing problem where current medical therapy does not provide adequate treatment, particularly in heart failure populations.”

Jeff Healey, MD and Country Principal Investigator, commented further, “Canadian health care and its clinical trial culture is ideally suited for a trial such as GENETIC-AF, which investigates a potential advance in the unmet need areas of atrial fibrillation prevention and/or rate control in a heart failure population. I hope the Canadian GENETIC-AF trial sites will contribute a substantial number of patients to this program to help advance a potential new treatment for patients at high risk for developing, or living with, atrial fibrillation.”

About Atrial Fibrillation (AF)

Atrial fibrillation, the most common sustained cardiac arrhythmia, is considered an epidemic cardiovascular disease and a major public health burden. The estimated number of individuals with AF globally in 2010 was 33.5 million. According to the 2014 American Heart Association report on Heart Disease and Stroke Statistics, the estimated number of individuals with AF in the U.S. in 2010 ranged from 2.7 million to 6.1 million people. Hospitalization rates for AF increased by 23% among US adults from 2000 to 2010 and hospitalizations account for the majority of the economic cost burden associated with AF.

AF is a disorder in which the normally regular and coordinated contraction pattern of the heart’s two small upper chambers (the atria) becomes irregular and uncoordinated. The irregular contraction pattern associated with AF causes blood to pool in the atria, predisposing the formation of clots potentially resulting in stroke. AF increases the risk of mortality and morbidity due to stroke, congestive heart failure and impaired quality of life. The approved therapies for the treatment or prevention AF have certain disadvantages in patients with heart failure and/or reduced left ventricular ejection fraction (HFREF) patients. These include toxic or cardiovascular adverse effects, and most of the approved drugs for AF are contra indicated or have warnings in their prescribing information for such patients. The Company believes there is an unmet medical need for new AF treatments that have fewer side effects than currently available therapies and are more effective, particularly in HFREF patients.

GENETIC-AF Clinical Trial

GENETIC-AF is a Phase 2B/3, multi-center, randomized, double-blind clinical trial comparing the safety and efficacy of Gencaro to Toprol-XL for prevention of symptomatic AF/atrial flutter in HFREF patients. ARCA plans to enroll only patients with the genetic variant of the beta-1 cardiac receptor which the Company believes responds most favorably to Gencaro. GENETIC-AF has an adaptive design, under which the Company initiated the trial as a Phase 2B trial in approximately 200 patients. The GENETIC-AF Data Safety Monitoring Board (DSMB) will analyze certain data from the Phase 2B portion of the trial and recommend, based on a comparison to the pre-trial statistical assumptions, whether the trial should proceed to Phase 3 and seek to enroll an additional 420 patients.

The AF indication for Gencaro was chosen based on clinical data from the previously conducted Phase 3 heart failure trial of 2,708 patients (the BEST trial). The Company believes data from the BEST trial indicate that Gencaro may have a genetically regulated effect in reducing or preventing AF, whereas the Company believes the therapeutic benefit of Toprol-XL does not appear to be enhanced in patients with this genotype. A retrospective analysis of data from the BEST trial shows that the entire cohort of patients in the BEST trial treated with Gencaro had a 41% reduction in the risk of new onset AF (time-to-event) compared to placebo (p = 0.0004). In the BEST DNA substudy, patients with the beta-1 389 arginine homozygous genotype experienced a 74% (p = 0.0003) reduction in risk of AF when receiving Gencaro, based on the same analysis.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC-AF trial, the sufficiency of the Company’s capital to support its operations, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2013, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

###